Third Amended and Restated

Schedule B

to the

Amended and Restated

Administration Agreement

by and between

The Marsico Investment Fund

and

UMB Fund Services, Inc.

In witness whereof, the undersigned have executed this Third Amended and Restated Schedule C to the Amended and Restated Administration Agreement between The Marsico Investment Fund and UMB Fund Services, Inc., effective as of the 8th day of September, 2021.

THE MARSICO INVESTMENT FUND
(The “Trust”)

By:	/s/
Christopher J. Marsico
Executive Vice President and
Chief Operating Officer

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/
Maureen A. Quill
Executive Vice President